News Release

CONTACTS:

Company:	Investor Relations:
Karen T. Boyd	Deborah K. Pawlowski
Senior Vice President and Treasurer	Kei Advisors LLC
Phone: (229) 873-3837	Phone: (716) 843-3908
investorinfo@sgfc.com	dpawlowski@keiadvisors.com

For Immediate Release

Southwest Georgia Financial Corporation Declares Quarterly Cash Dividend

Company also announces results of shareholder voting

MOULTRIE, GA, May 29, 2019 -- Southwest Georgia Financial Corporation (the “Company”) (NYSE American: SGB) , a full-service community bank holding company, announced that its Board of Directors declared a quarterly cash dividend of $0.12 per common share. The dividend is payable June 20, 2019 to shareholders of record on June 10, 2019. The Company has approximately 2.5 million shares of common stock outstanding. Southwest Georgia Financial Corporation or its predecessor, Southwest Georgia Bank, has paid cash dividends for 91 consecutive years.

The Company also announced the results of shareholder voting that took place during the 2018 annual meeting.

The shareholders reelected, for one-year terms to the Board of Directors, Cecil H. Barber, John J. Cole, Jr., DeWitt Drew, Richard L. Moss, Roy H. Reeves, Johnny R. Slocumb, M. Lane Wear and Marcus R. Wells. Shareholders also voted to approve the advisory “say on pay” resolution, supporting the compensation plan for the executive officers, and approved a one year frequency of future advisory “say on pay” votes. Additionally, shareholders voted to ratify the appointment of TJS Deemer Dana LLP as independent auditors for the fiscal year 2019.

About Southwest Georgia Financial Corporation

Southwest Georgia Financial Corporation is a state-chartered bank holding company with approximately
$551 million in assets headquartered in Moultrie, Georgia. Its primary subsidiary, Southwest Georgia Bank, offers comprehensive financial services to consumer, business, and government customers. The current banking facilities include the main office located in Colquitt County, and branch offices located in Baker County, Worth County, Lowndes County and Tift County. In addition to conventional banking services, the Company provides investment planning and management, trust management, and commercial and individual insurance products. Insurance products and advice are provided by Southwest Georgia Insurance Services, which is located in Colquitt County. The Company routinely posts news and other important information on its website.

More information on Southwest Georgia Financial Corp. and Southwest Georgia Bank can be found at: www.sgb.bank.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements, as defined by federal securities laws, including statements about the Company’s financial outlook. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. Important factors that could cause actual results to differ materially from those contemplated today include a change in the Company’s capital structure, new or expanded regulatory requirements, the success of the Company’s growth strategy, customer preferences, the interest rate environment and other factors described in the Company’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q under the sections entitled “Forward-Looking Statements” and “Risk Factors”. The Company undertakes no obligation to update any forward-looking statements as a result of new information, future events or otherwise, except as otherwise required by law.